For more information contact:	Analysts - Kathryn McAuley (253) 924-2058
Media - Anthony Chavez (253) 924-7148
Weyerhaeuser Reports Fourth Quarter, Full Year Results

•	Full year 2013 net earnings before special items doubled compared with 2012 on 21 percent improvement in net sales

•	Entered into agreement to combine Weyerhaeuser's homebuilding subsidiary with TRI Pointe Homes

•	Acquired Longview Timber LLC

FEDERAL WAY, Wash. (Jan 31, 2014) - Weyerhaeuser Company (NYSE: WY) today reported full year 2013 net earnings of $540 million, or 95 cents per diluted share, on net sales of $8.5 billion. This compares with net earnings of $385 million, or 71 cents per diluted share, on net sales of $7.1 billion for the full year 2012.

Earnings for 2013 include after-tax charges of $114 million for special items, primarily for a previously announced real estate impairment that was partially offset by unrelated tax adjustments. Excluding these items, the company reported full year 2013 net earnings of $654 million, or $1.14 per diluted share, compared with net earnings before special items of $316 million, or 58 cents per diluted share, for full year 2012.

SIGNIFICANT FULL YEAR 2013 AND 2012 ITEMS
(millions, except per share data)	FULL YEAR 2013			FULL YEAR 2012
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
Restructuring, impairments and other charges(1)	($366)	($247)	($0.42)	($14)	($10)	($0.02)
Tax adjustments	—	$168	$0.30	—	$8	$0.02
Loss on early extinguishment of debt	($25)	($25)	($0.05)	—	—	—
Costs related to Real Estate divestiture(1)	($15)	($10)	($0.02)	—	—	—
Gain on postretirement plan amendment	—	—	—	$103	$67	$0.12
Gain on sale of properties	—	—	—	$6	$4	$0.01

(1) 2013 charges include non-cash impairments in the Real Estate, Unallocated and Wood Products segments.
(2) Charges are included in the Real Estate and Unallocated segments.

“Our vision is to grow a truly great company for our shareholders, customers and employees. In 2013, we made initial progress toward this goal, as we doubled earnings before special items, increased our per share dividend by nearly 30 percent, announced an agreement to combine our real estate operation with TRI Pointe Homes, and acquired approximately 645,000 acres of outstanding timberlands in the Pacific Northwest through the purchase of Longview Timber,” said Doyle Simons, president and chief executive officer. “As 2014 begins, we are relentlessly focused on driving operational excellence to fully capitalize on improving markets and deliver value to our shareholders.”

For the fourth quarter of 2013, Weyerhaeuser reported net earnings before special items of $157 million, or 27 cents per diluted share, on net sales of $2.3 billion. Including after-tax charges of $114 million for special items, the company reported net earnings of $43 million, or 7 cents per diluted share. This compares with net earnings of $143 million, or 26 cents per diluted share, on net sales of $2.0 billion for the same period last year.

WEYERHAEUSER FINANCIAL HIGHLIGHTS	3Q	4Q	4Q	FULL YEAR
(millions, except per share data)	2013	2013	2012	2013	2012
Net sales	$2,181	$2,256	$2,000	$8,529	$7,059

Net earnings	$157	$43	$143	$540	$385
Weighted average shares outstanding, diluted(1)	587	589	547	571	542
Earnings per diluted share	$0.27	$0.07	$0.26	$0.95	$0.71

Net earnings before special items	$157	$157	$143	$654	$316
Earnings per diluted share before special items	$0.27	$0.27	$0.26	$1.14	$0.58

Net cash from operations	$343	$348	$252	$1,004	$581
Net change in cash and cash equivalents(2)	($965)	($562)	$290	($63)	($55)
Cash and cash equivalents at end of period(2)	$1,397	$835	$898	$835	$898

(1) Weyerhaeuser's common shares outstanding increased during the second and third quarters of 2013 following the issuance of approximately 33 million common shares in conjunction with the acquisition of Longview Timber LLC.

(2) During the second, third and fourth quarters of 2013, Weyerhaeuser received $2,610 million from the issuance of debt and common and mandatory convertible preference shares related to the acquisition of Longview Timber LLC. These funds were recorded upon receipt as "Cash and cash equivalents designated for purchase of Longview Timber LLC and the repayment of their acquired debt" on the Consolidated Balance Sheet. During the third quarter of 2013, the company used a portion of these funds to complete the acquisition of Longview Timber LLC. During the fourth quarter, the company used the remaining funds for repayment of Longview Timber indebtedness assumed in the acquisition.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	3Q 2013	4Q 2013	Change
Net sales	$353	$364	$11
Contribution to pre-tax earnings	$118	$134	$16
4Q 2013 Performance - Construction markets in China drove increased demand and selling prices for Western logs. Western fee harvest volumes rose due to this increased demand and a full quarter of harvest from the Longview Timber acquisition. Weyerhaeuser’s average log price realizations were comparable to third quarter due to a shift in export mix and a greater proportion of domestic volume. These factors were partially offset by seasonally higher road and silviculture costs. Earnings from disposition of non-strategic timberlands decreased $3 million to $20 million in the fourth quarter.

1Q 2014 Outlook - Excluding dispositions of non-strategic timberlands, Weyerhaeuser anticipates significantly higher earnings from the Timberlands segment in the first quarter. In the West, the company anticipates improved selling prices and volumes due to increasing export demand, and road and silviculture costs should decline seasonally. In the South, the company anticipates seasonally lower fee harvest volumes and higher silviculture costs, partially offset by slightly higher pulpwood realizations. First quarter earnings from dispositions of non-strategic timberlands are expected to be minimal.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	3Q 2013	4Q 2013	Change
Net sales	$1,030	$926	($104)
Contribution to pre-tax earnings before special items	$79	$58	($21)
Pre-tax charge for special items	—	(10)	(10)
GAAP contribution to pre-tax earnings	$79	$48	($31)
4Q 2013 Performance - Sales volumes declined across all product lines due to seasonality and unusually severe winter weather. Seasonally lower oriented strand board prices were offset by higher average selling prices for lumber and engineered wood products. Log costs increased, primarily in the West, and production fell due to seasonally lower demand, severe cold weather, and planned downtime for capital projects.
Special items for the fourth quarter include non-cash impairment charges of $10 million related to the permanent closure of previously curtailed engineered wood products operations.
1Q 2014 Outlook - Weyerhaeuser anticipates higher earnings from the Wood Products segment in the first quarter. The company expects higher average selling prices for lumber, seasonally higher sales volumes across most product lines, and improved operating rates, partially offset by higher log costs and the effect of abnormally adverse weather.
CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	3Q 2013	4Q 2013	Change
Net sales	$474	$478	$4
Contribution to pre-tax earnings	$47	$65	$18
4Q 2013 Performance - Average selling prices for pulp improved, maintenance expense declined and productivity increased due to fewer days of scheduled annual maintenance outages. These factors were partially offset by higher fiber costs and lower liquid packing board realizations due to mix.
1Q 2014 Outlook - Weyerhaeuser expects lower earnings from the Cellulose Fibers segment in the first quarter. The company anticipates slightly lower pulp sales volumes, increased maintenance expense and higher fiber and labor costs, partially offset by improved liquid packaging board realizations due to mix.
REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	3Q 2013	4Q 2013	Change
Net sales	$324	$488	$164
Contribution to pre-tax earnings before special items	$33	$71	$38
Pre-tax charge for special items	—	(349)	(349)
GAAP contribution (charge) to pre-tax earnings	$33	($278)	($311)
4Q 2013 Performance - Earnings before special items increased significantly compared with the third quarter due to seasonally higher closing volumes, increased average closing prices, and improved margins. Home closings increased to 1,072 single-family homes, and average margins on homes closed improved to 23 percent. Selling costs increased due to the additional closing volume. Fourth quarter results include earnings of $7 million from land and lot sales, compared with earnings of $9 million in the third quarter.
At the end of the fourth quarter the backlog of homes sold, but not closed, totaled 883 units, compared with 774 units one year ago.
Fourth quarter special items include previously announced non-cash impairment charges of $343 million for a large master-planned community north of Las Vegas, Nevada that is excluded from the combination of

Weyerhaeuser Real Estate Company (WRECO) and TRI Pointe Homes, and $6 million for other costs related to the WRECO divestiture.
1Q 2014 Outlook - Weyerhaeuser anticipates a modest profit from single family homebuilding operations in the first quarter. Home closings should decline seasonally to approximately 600 homes. The company expects higher average closing prices, lower margins due to mix, and lower selling expenses due to the reduced closing volume.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2013, we generated $8.5 billion in sales and employed approximately 13,700 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Jan. 31 to discuss fourth quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com.

To join the conference call from within North America, dial 877-296-9413 (access code - 23989376) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code - 23989376). Replays will be available for one week at 855-859-2056 (access code - 23989376) from within North America and at 404-537-3406 (access code - 23989376) from outside North America.

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations during the first quarter of 2014, including selling prices and realizations for domestic and export logs, fee harvest volumes, road and silviculture costs, and earnings from the Timberlands segment; sales volumes, prices and realizations for products within the Wood Products segment, operating rates, raw material costs, and earnings from the Wood Products segment; maintenance expenses within the Cellulose Fibers segment, volumes and realizations for pulp, fiber and labor costs, product mix, and earnings from the Cellulose Fibers segment; and home closings and average closing prices, margins and product mix, selling expenses, and profit from single-family homebuilding in the Real Estate segment.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	raw material prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	energy prices;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	transportation costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles;

•
the ability to complete the transaction relating to our homebuilding and real estate development business (WRECO) with TRI Pointe Homes, Inc. on the anticipated terms and schedule, including the ability of TRI Pointe to obtain shareholder and regulatory approvals and the anticipated tax treatment of the transactions and related transactions; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports also may affect the company.